Company Contact: Delcath Systems, Inc. Richard Taney (203) 323-8668 www.delcath.com	Investor Relations Contacts: Lippert/Heilshorn & Associates, Inc. Anne Marie Fields (afields@lhai.com) (212) 838-3777 Bruce Voss (bvoss@lhai.com) (310) 691-7100 www.lhai.com

     JONATHAN J. LEWIS, MD JOINS
DELCATH’S BOARD OF DIRECTORS

STAMFORD, CT JUNE 05, 2007 – Delcath Systems, Inc. (Nasdaq: DCTH) today announced the appointment of Jonathan J. Lewis, MD, PhD to the Company’s Board of Directors. Dr. Lewis is Chief Executive Officer of ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), a developer of novel cancer therapeutics with three product candidates in clinical trials.

Dr. Lewis’ academic and medical careers have included leadership positions at the Memorial Sloan-Kettering Cancer Center, Yale-New Haven Hospital, Yale University School of Medicine, Cornell University Medical School, and Antigenics, Inc. where he served as Chief Medical Officer from 2000 to 2003.

Commenting on today’s announcement, Richard L. Taney, Chief Executive Officer of Delcath Systems, said, “We are very pleased to have Dr. Lewis join Delcath’s Board. His training as a surgical oncologist, together with his clinical, research and business experience, are very relevant to Delcath’s needs as we continue to advance the Delcath system toward commercialization and to explore the clinical utility of our system for treating additional organs and administering additional therapeutics.”

Dr. Lewis earned his MB.B.Ch. from Witwatersrand University School of Medicine (Johannesburg, South Africa) and his PhD in Molecular Biology from Witwatersrand and Yale University School of Medicine. Dr. Lewis conducted his Surgical Residency at Johannesburg General Hospital, Witwatersrand University School of Medicine and at Yale-New Haven Hospital, Yale University School of Medicine. He is a Fellow of both the Royal College of Surgeons and the American College of Surgeons. Dr. Lewis was a Research Fellow in the Department of Surgery and Molecular Biophysics and Biochemistry at Yale University School of Medicine, and was a Postdoctoral Fellow in the Department of Immunology and Surgery at Memorial Sloan-Kettering Cancer Center.

Dr. Lewis has received numerous honors and awards, including the American Society of Clinical Oncology (ASCO) Young Investigator Award, Ohse Award from Yale University, Memorial Sloan-Kettering Cancer Center Outstanding Teacher, and has been named in The Best Doctors in America and America’s Best Surgeons, among others. He has authored over 100 publications, written chapters and/or books for over a dozen medical texts and is a named author on nearly 100 abstracts. A frequent lecturer at national and international cancer societies, Dr. Lewis maintains membership in over a dozen prestigious medical and scientific societies.

About Delcath Systems, Inc.

Delcath Systems is a developer of percutaneous perfusion technology for organ or region-specific delivery of therapeutic and chemotherapeutic agents. The Delcath system is currently being tested with the drug Melphalan in a Phase III trial of patients with metastatic ocular and cutaneous melanoma in the liver and a Phase II trial of patients with primary liver cancers and metastatic tumors in the liver from neuroendocrine cancers and adenocarcinomas. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis including the US, Europe, Asia and Canada. For more information, please visit the Company's website www.delcath.com.

This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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